Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-162205) of Beacon Federal Bancorp, Inc. of our report dated June 24, 2013, relating to the statements of net assets available for benefits of the Beacon Federal Retirement Savings Plan as of December 31, 2012 and 2011, and the related statement of changes in net assets available for benefits for the year ended December 31, 2012, which appears in this Annual Report on Form 11-K.

Respectfully Submitted,

Insero & Company CPAs, P.C.
Certified Public Accountants

Rochester, New York
June 24, 2013